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                                                                   EXHIBIT 11.1


                  JENNIFER CONVERTIBLES INC. AND SUBSIDIARIES
               STATEMENT RE: COMPUTATION OF NET (LOSS) PER SHARE

                     (in thousands, except per share data)


                                                       Primary
                                                 -----------------

                                                             Thirteen weeks ended
                                                 November 30, 1996      November 25, 1995
                                                 -----------------      -----------------


   Net (loss)                                               ($451)               ($1,054)
   Interest adjustments                                         -                      -
                                                 -----------------      -----------------

Adjusted net (loss)                                         ($451)               ($1,054)
                                                 =================      =================



Weighted average common and
   common equivalent shares outstanding:

   Weighted average common shares outstanding               5,701                  5,701

   Weighted average common equivalents                          -                      -
                                                 -----------------      -----------------

Weighted average common and
   common equivalent shares outstanding                     5,701                  5,701
                                                 =================      =================



Net (loss) per common and
    common equivalent shares                               ($0.08)                ($0.18)
                                                 =================      =================
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